Exhibit 99.1

NEWS RELEASE	400 South LaSalle Street Chicago, IL 60605 www.cboe.com http://cboenews.com http://ir.cboe.com

CBOE HOLDINGS, INC. REPORTS SECOND QUARTER

2011 RESULTS; DILUTED EPS OF $0.36, UP 33 PERCENT

Second Quarter Financial Highlights

• Operating Revenues Increase 7 Percent to $120.3 Million

• Net Income Allocated to Common Stockholders of $32.6 Million, Up 32 Percent

• Diluted Earnings Per Share Grew 33 Percent to $0.36

• Operating Margin of 46.9 Percent Increases by 980 Basis Points; Highest in 10 Quarters

CHICAGO, August 4, 2011 — CBOE Holdings, Inc. (NASDAQ: CBOE) today reported second quarter 2011 net income allocated to common stockholders of $32.6 million, an increase of 32 percent compared with $24.8 million in the second quarter of 2010.  Diluted earnings per share (EPS) were $0.36, up 33 percent from 2010’s second quarter EPS of $0.27.  Operating revenues for the second quarter were $120.3 million, up 7 percent from $112.6 million in the second quarter of 2010.

“We are pleased to report that CBOE Holdings delivered another very strong quarter. Despite lower levels of trading volume industrywide in April and May, we were able to achieve solid financial results by leveraging the industry’s most diverse product line and by adhering to a strict approach to cost management,” said William J. Brodsky, CBOE Holdings Chairman and Chief Executive Officer.  “We will continue to focus on our core strengths, implementing and developing initiatives that leverage our unique product offerings and maximize our revenue potential.  This balanced approach to cash flow generation and cost management enables us to continue to fuel engines of future growth, such as C2 and new product innovation, and to deliver long-term and sustainable value for our stockholders.”

“Our solid financial results, which included a 33 percent increase in EPS and a 980 basis point improvement in margins, reflect our ongoing focus on aggressively managing expenses, while investing in product innovation and other strategic growth initiatives,” said Alan J. Dean, CBOE Holdings Executive Vice President and Chief Financial Officer. “We continue to generate strong cash flow as a result of our solid operating performance and have demonstrated our commitment to returning a substantial portion of that cash to our stockholders through the recent authorization of a $100 million share repurchase program and a 20 percent increase to our quarterly dividend to $0.12 per share.”

For the first half of 2011, operating revenues increased 14 percent to $244.3 million from the first half of 2010.  Net income allocated to common stockholders in the first half of 2011 was $64.7 million, or $0.72 per share, up 36 percent versus the comparable period last year.

— more —

The table below highlights CBOE Holdings’ operating results for the comparative quarters and six-month periods ended June 30, 2011 and 2010.

Key Statistics and Financial Highlights:

(in millions, except per share and fee per contract)	2Q 2011	2Q 2010	Y/Y Change		YTD 2011	YTD 2010	Y/Y Change
Key Statistics:
Average Daily Volume (options and futures)	4.45	5.31	-16%		4.76	4.94	-4%
Total Trading Volume (options and futures)	280.2	334.4	-16%		595.2	612.4	-3%
Average Transaction Fee Per Contract	$0.308	$0.281	10%		$0.296	$0.290	2%
GAAP Financial Highlights:
Total Operating Revenues	$120.3	$112.6	7%		$244.3	$213.7	14%
Total Operating Expenses	63.8	70.8	-10%		130.3	133.1	-2%
Operating Income	56.5	41.8	35%		114.0	80.6	41%
Operating Margin Percentage	46.9%	37.1%	980	bps	46.7%	37.7%	900	bps
Net Income	$33.4	$24.9	34%		$66.3	$47.6	39%
Net Income Allocated to Common Stockholders	$32.6	$24.8	32%		$64.7	$47.5	36%
Diluted EPS	$0.36	$0.27	33%		$0.72	$0.52	38%
Weighted Average Shares Outstanding	90,164	92,233	-2%		90,124	91,487	-1%

Revenues

Operating revenues in the second quarter of 2011 increased $7.7 million, or 7 percent, to $120.3 million from $112.6 million in last year’s second quarter.  This increase primarily reflects a $14.7 million increase in access fees offset somewhat by a $7.8 million decrease in transaction fees.  The increase in access fees is attributable to a new trading access program.  On July 1, 2010, Chicago Board Options Exchange (CBOE) began charging monthly fees to all trading permit holders.  Prior to the company’s demutualization in June 2010, trading permit holders who were CBOE members, or seat holders, were not assessed an access fee; access fees were only assessed to temporary members and interim trading permit holders.

Transaction fees decreased 8 percent for the quarter due to a 16 percent decline in trading volume, offset somewhat by a 10 percent increase in the average transaction fee per contract compared with the second quarter of 2010.  Trading volume for the 2011 second quarter was 280.2 million contracts, or 4.45 million contracts per day, versus 2010’s second quarter volume of 334.4 million contracts, or 5.31 million contracts per day, which included CBOE’s largest month ever for trading volume, May 2010, when extraordinary market events resulted in record options trading volume.  The average transaction fee per contract increased to $0.308 compared with $0.281 in the second quarter of 2010.

The increase in the average transaction fee per contract resulted primarily from a shift in trading volume mix and lower volume discounts.  For the second quarter, higher-margin index options accounted for a larger percentage of total contracts traded, representing 25.1 percent of total contracts traded versus 23.8 percent in the second quarter of 2010.  The average transaction fee per contract represents total transaction fee revenue divided by total reported trading volume for CBOE, C2 Options Exchange (C2) and CBOE Futures Exchange (CFE).

Operating Expenses

Total operating expenses for the second quarter of 2011 declined by $7.0 million, or 10 percent, to $63.8 million, compared with 2010’s second quarter.  This decrease primarily resulted from lower expenses for outside services and trading volume incentives, partially offset by increases in employee costs and depreciation and amortization expense.

The company’s core operating expenses of $41.8 million for the second quarter of 2011 declined by $2.8 million, or 6 percent, compared with last year’s second quarter, primarily reflecting lower expenses for outside services and data processing, offset somewhat by higher employee costs.  Employee costs increased $1.8 million, reflecting a $2.5 million increase in continuing stock-based compensation expense, offset somewhat by lower severance expense versus the prior year.  Excluding stock-based compensation expense, core operating expenses decreased $5.3 million, or 12 percent, to $38.7 million compared with $44.0 million in the second quarter of 2010.

Core operating expenses represent total operating expenses less volume-based expenses, depreciation and amortization, accelerated stock-based compensation expense and unusual or one-time expenses.

Volume-based expenses, which include royalty fees and trading volume incentives, were $12.9 million in the second quarter of 2011, representing a decrease of $6.0 million, or 32 percent, compared with the same period last year.  This decrease primarily resulted from a $4.8 million decline in trading volume incentives, mainly due to lower trading volume in equity and ETF options and modifications to the incentive program.

Operating Margin

The company’s operating margin increased 980 basis points to 46.9 percent for the second quarter of 2011, compared with 37.1 percent in the same period in 2010.  The company’s ongoing expense discipline resulted in its fourth consecutive quarter of year-over-year earnings growth in excess of revenue growth and the highest operating margin percentage in the previous 10 quarters.

Effective Tax Rate

The effective tax rate for the quarter increased to 40.7 percent from 40.1 percent for last year’s second quarter, primarily reflecting the impact of an increase in the Illinois tax rate effective January 1, 2011.

Second Quarter 2011 Operational Highlights and Recent Developments

•                  On April 12, the company began offering trading in options on the CBOE Gold ETF Volatility Index (GVZ), one in a series of CBOE volatility index products that could be introduced for trading in the future.

•                  On April 19, CFE announced plans to begin offering futures trading on Radar Logic 28-Day Real Estate indexes (RPX) — daily spot market equivalents for housing asset valuations covering major U.S. metropolitan centers — pending regulatory approval.  Licensing with Radar Logic Incorporated, which calculates RPX indexes on U.S. metropolitan centers, geographical regions and the broader U.S. housing market, would make way for CFE to offer futures contracts on a number of Radar Logic 28-Day Real Estate indexes.

•                  On April 26, the company continued its rollout of Credit Event Binary Options (CEBOs) with the addition of five new options on financial firms: Bank of America Corporation (Ticker: BACD); JPMorgan Chase & Co. (Ticker: JPMD); Citigroup Inc. (Ticker: CITD); The Goldman Sachs Group (Ticker: GSSD); and Morgan Stanley (Ticker: MSTD). CEBOs are options contracts that allow investors to express an opinion on whether a company will experience a “credit event” (e.g., bankruptcy).

•                  On June 2, the company announced that on June 6, CBOE would begin disseminating data for CME Group on two new volatility indexes based on CBOT corn and soybean options prices.  Both indexes are calculated using proprietary CBOE Volatility Index® (VIX®) methodology.

•                  On June 3, the company reported that the Securities and Exchange Commission (SEC) had extended its evaluation of the SPXpm rule filing in order to gather more information. SPXpm is the proposed new S&P 500 Index option, which is intended to trade on the C2 Options Exchange (C2).

•                  On July 1, the company announced that its futures exchange, CBOE Futures Exchange (CFE), established a series of records in June as trading activity reached a new all-time high. During June, both CFE and VIX futures posted records for monthly average daily volume (ADV), single-day volume and open interest.

•                  On July 14, the company announced that its futures exchange, CFE, established a new single-day record of 104,773 VIX futures contracts traded, surpassing the previous daily record of 101,200 VIX futures contracts traded on June 16, 2011.

•                  On July 29, the company announced that CBOE began publishing values for the CBOE VIX Tail Hedge IndexSM (ticker symbol: VXTHSM), the latest addition to a suite of CBOE strategy indexes designed to manage equity risk. VXTH, which tracks the performance of a hypothetical S&P 500 investment portfolio protected against tail risk by using VIX calls, provides investors with a benchmark for VIX-based “tail risk” hedge strategies. Tail risk is the risk of a sudden and steep drop in the S&P index.

•                  On August 1, CBOE Holdings reported that average daily volume (ADV) for options in July was 4.57 million contracts, a one-percent increase from June 2011 ADV of 4.52 million contracts and a 19-percent increase from July 2010 ADV of 3.85 million contracts.  In addition, CFE reported record ADV of 58,532 contracts in July 2011, up 355 percent compared with 12,857 contracts per day during July 2010 and an increase of five percent compared with 55,600 contracts per day in June 2011.

2011 Fiscal Year Financial Guidance

The company reaffirmed the 2011 financial guidance provided in its February 10, 2011 and May 5, 2011 earnings press releases with the exception of a revision to its core operating expenses.  Based on its year-to-date expense performance and current outlook, the company adjusted its 2011 guidance for core expenses noting that it expects to pull back on discretionary spending in light of the current economic uncertainty.

•                  Core operating expenses are now expected to be in a range of $170 to $173 million versus the previous range of $173 to $177 million, both of which include continuing stock-based compensation expense in a range of $12.2 to $12.7 million.

Return of Capital to Stockholders through Share Repurchase Program and Increase in Dividend

On August 2, CBOE Holdings announced that its Board of Directors approved a share repurchase program that authorizes the company to purchase up to $100 million of its unrestricted common stock, representing approximately five percent of the company’s market capitalization at the time of the announcement.

In addition, the Board of Directors declared a quarterly dividend of $0.12 per share, reflecting an increase of $0.02, or 20 percent, over the previous quarter’s dividend. The dividend is payable September 23, 2011 to shareholders of record on September 2, 2011.

Earnings Conference Call

Executives of CBOE Holdings will host a conference call to review its second quarter financial results today, August 4, 2011, at 8:30 a.m. EDT/7:30 a.m. CDT.  The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations.  Participants may also listen via telephone by dialing (877) 372-0876 from the United States or Canada, or (253) 237-1167 for international callers.  Telephone participants should place calls 10 minutes prior to the start of the call.

The webcast will be archived on the company’s website for replay.  A telephone replay of the earnings call also will be available from approximately noon CDT, August 4, through 11:00 p.m. CDT, August 18, 2011, by calling (800) 642-1687 within the U.S. and Canada, or (706) 645-9291 for international callers, using replay code 77598657.

About CBOE Holdings

CBOE Holdings, Inc. is the holding company for Chicago Board Options Exchange (CBOE) and other subsidiaries.  CBOE, the largest U.S. options exchange and creator of listed options, continues to set the bar for options trading through product innovation, trading technology and investor education. CBOE offers equity, index and ETF options, including proprietary products, such as S&P 500 options (SPX), the most active U.S. index option, and options on the CBOE Volatility Index (VIX). Other products engineered by CBOE include equity options, security index options, LEAPS options, FLEX options, and benchmark products such as the CBOE S&P 500 BuyWrite Index (BXM). CBOE’s Hybrid Trading System incorporates electronic and open-outcry trading and is powered by CBOEdirect, a proprietary, state-of-the-art electronic platform that also supports the C2 Options Exchange (C2), CBOE Futures Exchange (CFE), CBOE Stock Exchange (CBSX) and OneChicago. CBOE is home to the world-renowned Options Institute and www.cboe.com, named “Best of the Web” for options information and education. CBOE is regulated by the Securities and Exchange Commission (SEC), with all trades cleared by the AAA-rated OCC.

Forward-Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those statements that reflect our expectations, assumptions or projections about the future and involve a number of risks and uncertainties.  These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause actual results to differ materially from that expressed or implied by the forward-looking statements, including: legislative or regulatory changes; changes in law or government policy; increasing competition; loss of our exclusive licenses; decrease in trading volumes; an inability to introduce competitive new products and services; competitive pressures on our existing products, services and trading access fees; changes in price levels and volatility in the derivatives and equity markets; economic, political and market conditions; increases in our fixed costs and expenses; loss of existing customers; difficulty developing strategic relationships and attracting new customers; increased costs related to, or the loss of, intellectual property; rapid technological developments; increases in trading volume and order transaction traffic that we cannot accommodate; our ability to maintain our growth effectively; damage to our reputation and brand name; loss of market data revenue; detrimental changes to our fee structure; failure to effectively monitor and manage our risks; customer consolidation; and changes to the tax treatment for options trading.

More detailed information about factors that may affect our performance may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2010 and other filings made from time to time with the SEC.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

CBOE Media Contacts:		Analyst Contact:
Gail Osten	Gary Compton	Debbie Koopman
(312) 786-7123	(312) 786-7612	(312) 786-7136
osten@cboe.com	comptong@cboe.com	koopman@cboe.com

Trademarks:

CBOE®, Chicago Board Options Exchange®, CBOEdirect®, CBOE Volatility Index®, VIX®, FLEX®, Hybrid®, LEAPS®, CFE®, CBSX® and CBOE Stock Exchange® are registered trademarks and SPXSM, BXMSM, BuyWriteSM, The Options InstituteSM, C2SM, C2 Options Exchange SM, CBOE Futures ExchangeSM, and GVZSM are service marks of CBOE.  Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by CBOE. All other trademarks and servicemarks are the property of their respective owners.

CBOE-F

CBOE Holdings, Inc.

Selected Quarterly Operating Statistics

Average Daily Volume by Product (in thousands)

	2Q 2011	1Q 2011	4Q 2010	3Q 2010	2Q 2010
PRODUCT:
Equities	1,936	2,604	2,260	1,867	2,579
Indexes	1,114	1,172	984	935	1,262
Exchange-traded funds	1,349	1,263	990	908	1,451
Total Options Average	4,399	5,039	4,234	3,710	5,292
Futures	48	42	28	15	18
Total Average Daily Volume	4,447	5,081	4,262	3,725	5,310

Average Transaction Fee Per Contract by Product

	2Q 2011	1Q 2011	4Q 2010	3Q 2010	2Q 2010
Trading Days	63	62	64	64	63
PRODUCT:
Equities	$0.169	$0.160	$0.177	$0.182	$0.162
Indexes	0.627	0.604	0.590	0.598	0.580
Exchange-traded funds	0.202	0.207	0.224	0.236	0.217
Total Options Average Transaction Fee	0.295	0.275	0.284	0.300	0.277
Futures	1.477	1.507	1.679	1.661	1.717
Total Average Transaction Fee Per Contract	$0.308	$0.285	$0.293	$0.306	$0.281

Transaction Fees by Product (in thousands)

	2Q 2011	1Q 2011	4Q 2010	3Q 2010	2Q 2010
PRODUCT:
Equities	$20,582	$25,820	$25,570	$21,809	$26,342
Indexes	44,028	43,936	37,151	35,798	46,105
Exchange-traded funds	17,120	16,215	14,165	13,702	19,849
Total Options Fees	$81,730	$85,971	$76,886	$71,309	$92,296
Futures	4,510	3,968	3,000	1,576	1,786
Total Transaction Fees	$86,240	$89,939	$79,886	$72,885	$94,082

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, CBOE Holdings has disclosed certain non-GAAP measures of operating performance.  The non-GAAP measures provided in this press release include core operating expenses, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted net income, adjusted net income allocated to common stockholders and adjusted diluted earnings per share.

Management believes that the non-GAAP financial measures presented in this press release, including adjusted net income and core operating expenses, provide useful and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons.  Non-GAAP financial measures disclosed by management, including adjusted diluted EPS, are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.

Core operating expenses is the company’s operating expenses after excluding (i) volume-based expenses, (ii) depreciation and amortization expense, (iii) accelerated stock-based compensation expense and (iv) other unusual or one-time expenses.

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2011	2010	2011	2010
Total Operating Expenses	$63,838	$70,792	$130,345	$133,144
Less:
Depreciation and amortization	8,996	7,301	17,692	14,602
Accelerated stock-based compensation expense	113	—	453	—
Volume-based expenses:
Royalty fees	10,373	11,519	21,519	22,417
Trading volume incentives	2,515	7,339	8,274	11,035
Core Operating Expenses (non-GAAP):	$41,841	$44,633	$82,407	$85,090
Less: Continuing stock-based compensation expense	(3,106)	(636)	(6,179)	(636)
Core Operating Expenses Excluding Continuing Stock-Based Compensation (non-GAAP)	$38,735	$43,997	$76,228	$84,454

Detail of Core Operating Expenses Excluding Continuing Stock-Based Compensation (non-GAAP)
Employee costs (excluding stock-based compensation expense)	$21,285	$22,004	$43,608	$45,141
Data processing	4,905	5,155	9,333	10,237
Outside services	7,190	10,041	13,769	18,164
Travel and promotional expenses	2,368	3,209	4,053	5,195
Facilities costs	1,400	1,315	2,892	2,699
Other expenses	1,587	2,273	2,573	3,018
Total	$38,735	$43,997	$76,228	$84,454

The table below shows the reconciliation of each financial measure from GAAP to non-GAAP.  The footnotes contain a detailed description of each item excluded from the adjusted financial measure.

CBOE Holdings, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

For the Three and Six Months Ended June 30, 2011

	Three months ended June 30, 2011
		Items Impacting		Six months ended June 30, 2011
		Results	After		Items Impacting Results		After
		Accelerated stock-	Considering		Accelerated		Considering
	Reported	based	Items (non-	Reported	stock-based	Impairment	Items (non-
(in thousands, except per share amounts)	(GAAP)	compensation(1)	GAAP)	(GAAP)	compensation(1)	charge(2)	GAAP)
Total Operating Revenues	$120,290		$120,290	$244,332			$244,332
Total Operating Expenses	63,838	(113)	63,725	130,345	(453)		129,892
Operating Income	56,452	113	56,565	113,987	453		114,440
Operating Margin	46.9%		47.0%	46.7%			46.8%
Total Other Income /(Expense)	(162)		(162)	(805)		460	(345)
Income Before Income Taxes	56,290	113	56,403	113,182	453	460	114,095
Income Tax Provision	22,889	46	22,935	46,910	188	191	47,288
Net Income	$33,401	$67	$33,468	$66,272	$265	$269	$66,807
Net Income Allocated to Participating Securities	(792)	(2)	(794)	(1,571)	(6)	(6)	(1,584)
Net Income Allocated to Common Stockholders	$32,609	$65	$32,674	$64,701	$259	$263	$65,223
Diluted Net Income per Share Allocated to Common Stockholders	$0.36	$0.00	$0.36	$0.72	$0.00	$0.00	$0.72

NOTES:  Amounts may not foot due to rounding.

There were no adjustments during the three and six months ended June 30, 2010.

1)        The company accelerated the recognition of stock-based compensation expense to recognize the remaining fair value of the stock-based compensation awards granted to three board members who left the Board in May 2011.

2)        In the first quarter of 2011, the company recorded an impairment charge to write off its investment in NSX Holdings, Inc.

CBOE Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

Three and Six Months Ended June 30, 2011 and 2010

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share amounts)	2011	2010	2011	2010

Operating Revenues:
Transaction fees	$86,240	$94,082	$176,179	$177,493
Access fees	17,041	2,298	34,646	4,502
Exchange services and other fees	4,276	4,482	8,966	8,843
Market data fees	4,836	5,627	9,938	11,375
Regulatory fees	4,770	4,192	9,728	8,021
Other revenue	3,127	1,937	4,875	3,465
Total Operating Revenues	120,290	112,618	244,332	213,699

Operating Expenses:
Employee costs	24,504	22,640	50,240	45,777
Depreciation and amortization	8,996	7,301	17,692	14,602
Data processing	4,905	5,155	9,333	10,237
Outside services	7,190	10,041	13,769	18,164
Royalty fees	10,373	11,519	21,519	22,417
Trading volume incentives	2,515	7,339	8,274	11,035
Travel and promotional expenses	2,368	3,209	4,053	5,195
Facilities costs	1,400	1,315	2,892	2,699
Other expenses	1,587	2,273	2,573	3,018
Total Operating Expenses	63,838	70,792	130,345	133,144

Operating Income	56,452	41,826	113,987	80,555

Other Income / (Expense):
Investment income	61	135	103	235
Net loss from investment in affiliates	—	(169)	(460)	(374)
Interest and other borrowing costs	(223)	(224)	(448)	(446)
Total Other Income / (Expense)	(162)	(258)	(805)	(585)

Income Before Income Taxes	56,290	41,568	113,182	79,970
Income Tax Provision	22,889	16,678	46,910	32,404
Net Income	33,401	24,890	66,272	47,566
Net Income allocated to participating securities	(792)	(111)	(1,571)	(105)
Net Income allocated to common stockholders	$32,609	$24,779	$64,701	$47,461

Net income per share allocated to common stockholders
Basic	$0.36	$0.27	$0.72	$0.52
Diluted	0.36	0.27	0.72	0.52
Weighted average shares used in computing income per share:
Basic	90,164	92,233	90,124	91,487
Diluted	90,164	92,233	90,124	91,487

CBOE Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

June 30, 2011 and December 31, 2010

	June 30,	December 31,
(in thousands, except share amounts)	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$106,545	$53,789
Accounts receivable - net of allowances of $133 and $108	45,801	37,746
Marketing fee receivable	7,251	7,815
Income taxes receivable	9,436	5,537
Other prepaid expenses	7,959	4,510
Other current assets	558	537
Total Current Assets	177,550	109,934
Investments in Affiliates	12,156	12,615
Land	4,914	4,914
Property and Equipment:
Construction in progress	18	1,729
Building	60,917	60,917
Furniture and equipment	250,435	240,711
Less accumulated depreciation and amortization	(229,881)	(221,273)
Total Property and Equipment—Net	81,489	82,084
Other Assets:
Software development work in progress	5,404	1,131
Data processing software and other assets (less accumulated amortization - 2011 - $114,563; 2010 - $107,770)	37,909	43,434
Total Other Assets—Net	43,313	44,565
Total	$319,422	$254,112

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$32,615	$40,084
Marketing fee payable	7,765	8,349
Deferred revenue	20,489	280
Post-retirement medical benefits	52	103
Total Current Liabilities	60,921	48,816

Long-term Liabilities:
Post-retirement medical benefits	1,832	1,782
Income taxes payable	3,736	3,165
Other long-term liabilities	3,957	3,993
Deferred income taxes	21,682	20,482
Total Long-term Liabilities	31,207	29,422
Total Liabilities	92,128	78,238
Commitments and Contingencies
Stockholders’ Equity
Preferred Stock, $0.01 par value: 20,000,000 shares authorized, no shares issued and outstanding at June 30, 2011	—	—
Unrestricted Common Stock, $0.01 par value: 325,000,000 shares authorized, 90,649,902 issued and 90,520,527 outstanding, respectively at June 30, 2011 51,786,717 shares issued and outstanding at December 31, 2010	906	518
Class A-2 Common Stock, $0.01 par value: 45,366,690 shares authorized, 0 and 38,297,994 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	—	383
Treasury Stock, at cost: 129,375 shares at June 30, 2011	(3,075)	—
Additional paid-in-capital	49,485	42,858
Retained earnings	180,903	133,087
Accumulated other comprehensive loss	(925)	(972)
Total Stockholders’ Equity	227,294	175,874

Total	$319,422	$254,112

CBOE Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

Six Months Ended June 30, 2011 and 2010

	Six months ended June 30,
(in thousands)	2011	2010
Cash Flows from Operating Activities:
Net Income	$66,272	$47,566
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	17,692	14,602
Other amortization	45	34
Provision for deferred income taxes	1,202	(4,462)
Equity in loss of affiliates	—	374
Impairment of investment in affiliates and other assets	460	—
Stock-based compensation	6,632	636
Loss on disposition of property	729	139
Changes in assets and liabilities:
Accounts receivable	(8,055)	(3,464)
Marketing fee receivable	564	1,471
Income taxes receivable	(3,899)	(3,655)
Prepaid expenses	(3,218)	(1,410)
Other receivable	—	2,086
Other current assets	(21)	(111)
Accounts payable and accrued expenses	(5,997)	876
Marketing fee payable	(584)	(1,666)
Deferred revenue	20,173	23,175
Post-retirement benefit obligation	(2)	(5)
Income taxes payable	571	781
Settlement with appellants	—	(3,000)
Access fees subject to fee-based payment	—	(2,688)
Net Cash Flows provided by Operating Activities	92,564	71,279
Cash Flows from Investing Activities:
Capital and other assets expenditures	(18,334)	(10,771)
Proceeds from disposition of property	57	—
Investment in affiliates	—	(7,990)
Net Cash Flows used in Investing Activities	(18,277)	(18,761)
Cash Flows from Financing Activities:
IPO proceeds - net	—	301,238
Payment of quarterly dividends	(18,456)	—
Payment of special dividend	—	(113,417)
Purchase of unrestricted stock from employees	(3,075)	—
Payments for debt issuance costs	—	(3)
Exercise right privilege settlement payable	—	(300,000)
Net Cash Flows used in Financing Activities	(21,531)	(112,182)

Net Increase (Decrease) in Cash and Cash Equivalents	52,756	(59,664)

Cash and Cash Equivalents at Beginning of Period	53,789	383,730
Cash and Cash Equivalents at End of Period	$106,545	$324,066

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$49,037	$41,228
Non-cash activities:
Change in post-retirement benefit obligation	$(45)	$(34)
Unpaid liability to acquire equipment and software	$1,114	$1,131

###